EXHIBIT 99.1

Aligos Therapeutics Reports Recent Business Progress and First Quarter 2025 Financial Results

SOUTH SAN FRANCISCO, Calif., May 06, 2025 (GLOBE NEWSWIRE) -- Aligos Therapeutics, Inc. (Nasdaq: ALGS, “Aligos”), a clinical stage biotechnology company focused on improving patient outcomes through best-in-class therapies for liver and viral diseases, today reported recent business progress and financial results for the first quarter 2025.

“We continued to make progress towards our corporate development plans aimed at advancing life-saving therapies for viral and liver diseases,” stated Lawrence Blatt, Ph.D., M.B.A., Chairman, President, and Chief Executive Officer of Aligos Therapeutics. “Over the past few months, we raised over $100M to begin our important Phase 2 study of ALG-000184 in chronic hepatitis B virus infection and we are on track to begin dosing by mid-2025 following recent positive correspondence with the FDA. Our data presentation at the APASL meeting showcased the extension of dosing to 96 weeks. These data continue to support our belief that ALG-000184 has the potential to be first line standard of care treatment for chronic suppression of HBV infection as well as the drug of choice to combine with other agents aimed at functional cure. Additionally, recent data presented at the APASL meeting for ALG-055009, our THR-β agonist for the treatment of MASH, further demonstrated best-in-class potential. We are continuing our partnering discussions for ALG-055009 with several multinational pharmaceutical companies that have strong interests in MASH and other metabolic diseases.”

Recent Business Progress

Pipeline Updates

ALG-000184: Potential first-/best-in-class small molecule CAM-E for chronic hepatitis B virus (HBV) infection

  96-week dosing recently completed in the Phase 1 study and data readouts are planned for scientific conferences this year
  Interim data from up to 96 weeks following an oral daily dose of 300 mg ALG-000184 in both HBeAg+ and HBeAg- subjects with chronic HBV infection were presented at the 34th Annual Meeting of the Asian Pacific Association for the Study of the Liver (APASL) 2025
    ALG-000184 administered for up to 96 weeks was well tolerated, exhibited a favorable PK profile, and demonstrated potentially best-in-class antiviral activity
    Data from ≤84 weeks following an oral daily dose of 300 mg ALG-000184 monotherapy demonstrated sustained HBV DNA suppression (<LLOQ <10 IU/mL, target detected or target not detected) in 9/9 (100%) HBeAg+ subjects
    All 11/11 (100%) HBeAg- subjects achieved sustained HBV DNA suppression (<LLOQ <10 IU/mL, target detected or target not detected) by week 24 with 10/11 (91%) subjects achieving HBV DNA below the lower limit of detection (LLOQ <4.29 IU/mL, target not detected) at week 48
    Multi-log10 reductions in HBsAg, HBeAg, and HBcrAg were observed in HBeAg+ subjects, and HBcrAg decline was observed in HBeAg- subjects. In both patient populations, ALG-000184 continues to be well tolerated with no viral breakthrough observed and no known CAM resistant mutations identified with monotherapy treatment
  The Phase 2 B-SUPREME study is expected to be a randomized, double-blind, active-controlled multicenter study evaluating the safety and efficacy of ALG-000184 compared with tenofovir disoproxil fumarate in approximately 200 untreated HBeAg+ and HBeAg- adult subjects with chronic HBV infection for 48 weeks. The expected primary endpoint in the HBeAg+ part will be HBV DNA <LLOQ (10 IU/mL, target detected [TD] or target not detected [TND]) and the primary endpoint in the HBeAg- part will be HBV DNA <LLOQ (10 IU/mL target not detected [TND]). The study will also evaluate the safety, pharmacokinetics, and other secondary and exploratory biomarkers, including reductions in HBV antigens and other markers of HBV infection. The Phase 2 study is expected to begin in mid-2025 with interim data projected in 2026 and topline data anticipated in 2027.

ALG-055009: Potential best-in-class small molecule THR-β agonist for metabolic dysfunction-associated steatohepatitis (MASH)

  The Phase 2a HERALD data were presented at APASL 2025, demonstrating that ALG-055009 dose groups met the primary endpoint with statistically significant reductions in liver fat at week 12 as measured by MRI-PDFF
    Doses of 0.5 mg to 0.9 mg ALG-055009 demonstrated statistically significant reductions in liver fat at week 12, with placebo-adjusted median relative reductions up to 46.2% as measured by MRI-PDFF. Up to 70% of subjects achieved ≥30% relative reduction in liver fat compared to baseline, a positive prognostic indicator of histological improvements in MASH resolution and fibrosis reduction
    Eighteen subjects who were on stable GLP-1 agonist therapy qualified for enrollment in the study, with liver fat content meeting the inclusion criteria of ≥10% at baseline as measured by MRI-PDFF. Notably, 11/14 subjects on stable GLP-1 agonists treated with ALG-055009 had liver fat decreases, whereas 4/4 subjects on stable GLP-1 agonists treated with placebo had increases in liver fat over the 12-week dosing period
    Significant reductions in atherogenic lipids, including LDL-C, lipoprotein (a) and apolipoprotein B and dose-dependent increases in SHBG were observed. In particular, ALG-055009 demonstrated a dose-dependent median reduction from baseline of up to 26.8% at week 12 for lipoprotein (a), which is an established risk factor for cardiovascular disease that has been resistant to treatment with statin therapy
    Treatment with ALG-055009 was well-tolerated, with rates of gastrointestinal-related AEs similar to placebo
  The company is continuing to evaluate a variety of options to fund continued development, including potential out-licensing

ALG-097558: Potential best-in-class ritonavir-free small molecule pan-coronavirus protease inhibitor

  Three additional clinical trials evaluating ALG-097558 commenced in 2024
  The NIAID is also sponsoring a drug-drug interaction and relative bioavailability study of ALG-097558 in healthy volunteers that is expected to start dosing in the second quarter of 2025
  The company expects any future development of ALG-097558 to be funded by external sources

Financial Results for the First Quarter 2025

Cash, cash equivalents and investments totaled $137.9 million as of March 31, 2025, compared with $56.9 million as of December 31, 2024. Our cash, cash equivalents and investments are expected to provide sufficient funding of planned operations into the second half of 2026.

Net income for the three months ended March 31, 2025 was $43.1 million or basic net income per common share of $5.12, and diluted net loss per common share of $(2.11), compared to net loss of $34.9 million or basic and diluted net loss per common share of $(5.58) for the three months ended March 31, 2024.

Research and development (R&D) expenses for the three months ended March 31, 2025 were $14.5 million, compared with $16.4 million for the same period of 2024. The decrease was primarily due to a decrease in third-party expenses for the clinical trials. Total R&D stock-based compensation expense incurred for the three months ended March 31, 2025 was $0.5 million, compared with $1.4 million for the same period of 2024.

General and administrative (G&A) expenses for the three months ended March 31, 2025 were $5.1 million, compared with $6.7 million for the same period of 2024. The decrease in G&A expenses for this comparative period is primarily due to a decrease in third-party expenses including legal expenses. Total G&A stock-based compensation expense incurred for the three months ended March 31, 2025 was $0.4 million, compared with $1.2 million for the same period of 2024.

Interest and other income, net, for the three months ended March 31, 2025 was income of $0.9 million compared with income of $1.6 million for the same period of 2024. The decrease was primarily due to a decrease in the accretion of short-term investments.

Change in fair value of 2023 common warrants for the three months ended March 31, 2025 was income of $61.5 million compared with a loss of $14.4 million for the same period of 2024.

About Aligos

Aligos Therapeutics, Inc. (NASDAQ: ALGS) is a clinical stage biotechnology company founded with the mission to improve patient outcomes by developing best-in-class therapies for the treatment of liver and viral diseases. Aligos applies its science driven approach and deep R&D expertise to advance its purpose-built pipeline of therapeutics for high unmet medical needs such as chronic hepatitis B virus infection, metabolic dysfunction-associated steatohepatitis (MASH), and coronaviruses.

For more information, please visit www.aligos.com or follow us on LinkedIn or X.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation, statements with respect to Aligos being positioned for success; the expectation that a Phase 2 clinical study for ALG-000184 will begin in mid-2025 and begin dosing in mid-2025; the potential of CAM-E and ALG-000184; the planned presentation at upcoming scientific conferences for ALG-000184; the expectation of continued development and potential out-licensing for ALG-055009 and future development of ALG-097558; the expectations regarding ALG-055009 and ALG-097558 funding; and the company’s continued belief its cash, cash equivalents and investments provide sufficient funding of fund planned operations into the second half of 2026. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Such forward looking statements are subject to substantial risks and uncertainties that could cause our development programs, future results, performance, or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties inherent in the drug development process, including Aligos’ clinical-stage of development, the process of designing and conducting clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Aligos’ ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of Aligos’ capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape and the impact of global events and other macroeconomic conditions on Aligos’ business. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Aligos in general, see Aligos’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2025 and Aligos’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2025 and its future periodic reports to be filed or submitted with the Securities and Exchange Commission. Except as required by law, Aligos undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Contact
Jordyn Tarazi
Vice President, Investor Relations & Corporate Communications
+1 (650) 910-0427
jtarazi@aligos.com

Aligos Therapeutics, Inc
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2025	2024
	(Unaudited)	(Unaudited)

Revenue from Collaborations	$-	$292
Revenue from Customers	311	694
Operating Expenses:
Research and development	14,502	16,366
General and administrative	5,052	6,666
Total operating expenses	19,554	23,032

Loss from operations	(19,243)	(22,046)

Interest and other income, net	880	1,579
Change in fair value of 2023 common warrants	61,494	(14,372)
Income (loss) before income tax provision	43,131	(34,839)

Income tax provision	(43)	(24)
Net income (loss)	$43,088	$(34,863)
Net income (loss) per share, basic	$5.12	$(5.58)
Net loss per share, diluted	$(2.11)	$(5.58)
Weighted-average shares of common stock, basic	8,408,481	6,246,113
Weighted-average shares of common stock, diluted	8,709,693	6,246,113

Aligos Therapeutics, Inc. Condensed Consolidated Balance Sheets (In thousands)
	March 31, 2025	December 31, 2024
	(Unaudited)	(audited) (1)
Assets
Current assets:
Cash and cash equivalents	$73,763	$36,997
Short-term investments	64,098	19,942
Prepaid expenses and other current assets	5,344	5,202
Total current assets	143,205	62,141
Other assets	7,494	7,953
Total assets	$150,699	$70,094

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$18,948	$21,737
Other liabilities, noncurrent	15,306	77,330
Total liabilities	34,254	99,067
Total stockholders’ equity (deficit)	116,445	(28,973)
Total liabilities and stockholders’ equity (deficit)	$150,699	$70,094

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(1)	The condensed consolidated balance sheet as of December 31, 2024 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.